                                                                    EXHIBIT 10.6


                         HALLWOOD REALTY PARTNERS, L.P.
                    EXECUTIVE INCENTIVE AND RETENTION PROGRAM

         General. After discussions with management and consideration of advice from its independent advisors, Hallwood Realty Partners, L.P. has adopted the following as the Hallwood Realty Partners Executive Incentive and Retention Program ("The Plan"). The Plan is designed to encourage management to continue employment through the completion of any transaction involving Hallwood Realty Partners, L.P.

         Eligibility. The persons eligible to participate in this program would be:

                                   TITLE WITH HALLWOOD REALTY, LLC OR HALLWOOD
              NAME                         COMMERCIAL REAL ESTATE, LLC
--------------------------------   -------------------------------------------
Bill Guzzetti                      President
John Tuthill                       Executive Vice President
Udo Walther                        Senior Vice President
Jeff Gent                          Vice President, Chief Financial Officer
Richard Stilovich                  Regional Director
Terry Barrett                      Controller
Michael Moore                      Architectural/Engineering Manager
Richard Kelley                     Financial Reporting Manager
John Aplin                         Tax Manager
Shauna Pietrzak                    Human Resources Manager

          Aggregate Amount of Payments. Each of the persons named above shall be eligible to receive a cash bonus equal to the individual's annual salary from Hallwood Realty, LLC and Hallwood Commercial Real Estate, LLC for 2003 plus the amount of bonuses and commissions the individual received from those entities with respect to 2002.

                  Method of Determination and Payment.

          o Fifty percent (50%) of the payments shall be made under this program at the same time that unitholders are entitled to receive payment as a result of the transaction and fifty percent (50%) be held in escrow for a period of twelve (12) months to ensure management continuity.

          o If within twelve (12) months of a transaction, a participant is terminated by the successor company without cause (e.g., staff reduction), or if the participant is "constructively terminated" because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, the remaining award will be paid in full at the time of termination.

               o Other exceptions to this policy will be made for retirement, long-term disability, or death, in which case the award will also be paid in full at the time of termination.

          o Payment will be made under this program only if a transaction is completed by May 31, 2004.

          o    Payments may not exceed the IRC Section 280(g) statutory limits.

          Other Benefits. In addition to the indicated payments, for a period of 18 months, HRP will at its cost continue to provide the individual with all health and insurance coverage that was provided at the time of employment. Management estimates the cost of the health insurance and related benefits to be approximately $10,000 per year per individual. The actual cost would vary depending on the individual circumstance (e.g., level of benefits obtained, the age of the individual, whether the individual is married, etc.).